Exhibit 10.19

April 21, 2016

Keith Orford

c/o Calithera Biosciences, Inc.

343 Oyster Point Boulevard, Suite 200

South San Francisco, CA 94080

Re: Amended and Restated Offer Letter

Dear Keith:

On behalf of Calithera Biosciences, Inc. (“Calithera Biosciences” or the “Company”), I am pleased to offer you continuing employment with the Company on the terms set forth below.   This offer letter will supersede and replace in full the prior offer letter entered into by and between you and the Company dated January 14, 2015 (the “Prior Offer Letter”) (excluding that certain Proprietary Information and Inventions Agreement dated January 30, 2015 (the “Proprietary Information Agreement”), which shall remain in full force and effect).

1.Position and Employment Start Date.  Effective as of May 2, 2016, your position with the Company will be as Senior Vice President, Clinical Development, reporting to Susan Molineaux, Ph.D., CEO.

During the term of your employment with the Company, you will devote your best efforts and substantially all of your business time and attention to the business of the Company, except for approved vacation periods and reasonable periods of illness or other incapacities permitted by the Company’s general employment policies.

Throughout your employment with the Company, you may engage in civic and not-for-profit activities so long as such activities do not interfere with the performance of your duties hereunder or present a conflict of interest with the Company.  Subject to the restrictions set forth herein and with the prior written consent of the Company’s Board of Directors (the “Board”), you may serve as a director of other corporations and may devote a reasonable amount of your time to other types of business or public activities not expressly mentioned in this paragraph.  The Board may rescind its consent to your service as a director of all other corporations or participation in other business or public activities, if the Board, in its sole discretion, determines that such activities compromise or threaten

343 Oyster Point Boulevard, Suite 200

South San Francisco, CA 94080

Main: 650 870-1000

Fax:  650 588-5272

www.calithera.com

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to compromise the Company’s business interests or conflict with your duties to the Company.

2.Compensation.

(a)Base Salary.  In your position, you will be paid at the rate of $14,166.67 on a semi-monthly basis (or $340,000.00 on an annualized basis), less payroll deductions and all required withholdings.  You also will be entitled to participate in the employee benefit plans (including the employee stock purchase plan) currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, subject to the terms and conditions of such plans.  The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(b)Annual Performance Bonus.  Effective as of May 2, 2016, you will be eligible to earn an annual performance bonus (“Management Bonus”), up to a target bonus amount of thirty five percent (35%) of your base salary in effect during the bonus period, contingent upon the achievement of corporate and individual milestones to be established by the Company.  You understand and agree that the determinations of milestone criteria (both the criteria and your performance of such criteria) and the amount, if any, of your Management Bonus shall be within the sole and absolute discretion of the Company.  Any Management Bonus earned shall be paid on or prior to March 15 of the year following the year in which it became earned and vested. Except as provided in Section 7 below, no Management Bonus will be earned or payable in the event your employment terminates, for any reason, before the end of the applicable performance period.

3.Stock Options.  Subject to approval by the Board (or the Compensation Committee of the Board), in connection with your new position you will receive a stock option to purchase 5,000 shares of the common stock of Calithera Biosciences at a per-share price equal to the fair market value of such stock on the date of grant (the “Option”).  The Option will be an incentive stock option to the maximum extent permitted under the applicable tax rules and will subject to a four-year vesting schedule and other terms and conditions set forth in the Calithera Biosciences 2014 Equity Incentive Plan, and the applicable stock option agreement and grant notice to be approved by the Board (or the Compensation Committee of the Board) and executed by you and Calithera Biosciences.  In addition, in future years you will be eligible to participate in the annual equity grant program to be established by the Board (or the Compensation Committee of the Board).

4.Vacation.  You will be entitled to paid vacation in accordance with the Company’s vacation policy, with the timing and duration of specific vacations mutually and reasonably agreed to by the parties hereto.  Upon your termination of

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employment, you will be entitled to receive your accrued but unpaid vacation through the date of your termination.

5.Expenses.  The Company will reimburse you for reasonable travel, entertainment or other expenses incurred by you in the furtherance of or in connection with the performance of your duties hereunder, in accordance with the Company’s expense reimbursement policy to be established and as in effect from time to time.

6.Travel Expenses.  You are expected to work at the Company’s offices in South San Francisco, CA at least four (4) days every other week, with the remainder of your work being done out of your home office in Pennsylvania.  The Company will reimburse you for reasonable out-of-pocket expenses incurred by you in connection with your travel to South San Francisco, in accordance with the Company’s travel policy. Your right to reimbursement is subject to timely submission of appropriate documentary evidence of expenses incurred as set forth below. In addition, if any travel expenses paid to you are determined to be taxable as ordinary income to you, the Company will pay an additional payment directly to the applicable taxing authorities (the “Gross-Up Payment”) at the time of reimbursement in an amount equal to the minimum statutory withholding amounts of the ordinary state and federal income and employment taxes (the “Taxes”) due by you, if any, on the travel payments at that time and on the Taxes paid for you. For the avoidance of doubt, this Gross-Up Payment will be calculated and paid at the applicable minimum statutory tax withholding rates.

Any reimbursements or expenses payable under this letter agreement will be paid to you within 30 days after the date you submit receipts for the expenses, provided you submit those receipts within 45 days after you incur the expense. For the avoidance of doubt, if any reimbursements payable to you are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”): (a) to be eligible to obtain reimbursement for such expenses you must submit expense reports within 45 days after the expense is incurred, (b) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (c) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (d) the right to reimbursement under this letter agreement will not be subject to liquidation or exchange for another benefit.

7.Employment Termination.  In the event that your employment is terminated by the Company without Cause (as defined below) or you resign your employment for Good Reason (as defined below), and provided such termination constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)) (a “Separation from Service”), and further provided that you remain in compliance with this Agreement and provide the Company with an

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executed and effective Separation Agreement (as defined below), the Company shall:

(a)

Pay you cash severance in the form of continuing payments, subject to payroll withholdings and applicable deductions and payable in accordance with the Company’s regular payroll schedule, of your base salary in effect as of the Separation from Service (the “Severance Payments”) for a period of six (6) months following your Separation from Service date; provided, however, that no payments will be made prior to the 60th day following your Separation from Service date, and on that 60th date, the Company will pay you a lump sum payment equal to the payments that would have been paid earlier but for the delay due to this paragraph, with the balance paid thereafter as originally scheduled;

(b)

Pay you cash severance in an amount equal to a prorated amount of your target Management Bonus for the year in which your employment terminates, calculated based on the amount of time during such year that you were employed by the Company (the “Bonus Severance Payment”), and paid in a lump sum on the sixtieth (60th) day following your Separation from Service, provided the Separation Agreement (as defined below) has become effective; and

(c)

Continue to pay the cost of your health care coverage, in effect at the time of your employment termination, for a maximum of six (6) months, either under the Company’s regular health plan (if permitted), or by paying your COBRA premiums (the “COBRA Severance”).  The Company’s obligation to pay the COBRA Severance on your behalf will cease if you obtain health care coverage from another source, unless otherwise prohibited by applicable law (e.g., a new employer, spouse’s benefit plan).  You must notify the Company within two (2) weeks if you obtain coverage from a new source.  This payment of COBRA Severance by the Company would not expand or extend the maximum period of COBRA coverage to which you would otherwise be entitled under applicable law.  Notwithstanding the above, if the Company determines in its sole discretion that it cannot provide the foregoing COBRA Severance without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to you a taxable monthly payment in an amount equal to the monthly COBRA premium that you would be required to pay to continue your group health coverage in effect on the date of your termination (which amount shall be based on the premium for the first month of COBRA coverage), which payments shall be made on the last day of each month regardless of whether you elect COBRA continuation coverage and shall end on the earlier of (x) the date upon which you obtain other employment or (y)

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the last day of the sixth calendar month following your Separation from Service date.

In the event that the Company terminates your employment with the Company without Cause (as defined below), or you resign your employment for Good Reason (as defined below), in either case in connection with or within twelve (12) months following the closing of a Change in Control (as defined below), then in addition to the Severance Payments and the COBRA Severance, the vesting of the Option (and any other equity awards granted to you) shall be accelerated such that 100% of the shares subject to the Option (and any other equity awards granted to you) shall be deemed immediately vested and exercisable as of your last day of employment (the “Accelerated Vesting”).

In the event that your employment is terminated by the Company for Cause (as defined below), you resign your employment without Good Reason (as defined below) or your employment terminates upon your death or disability, then (i) you will no longer vest in the Options (and any other equity awards granted to you), (ii) all payments of compensation by the Company to you hereunder will terminate immediately (except as to amounts already earned), and (iii) you will not be entitled to any severance benefits, including (without limitation) the Severance Payments, Bonus Severance Payment, COBRA Severance, and Accelerated Vesting.

8.Conditions to Receipt of Severance.  The receipt of the Severance Payments, Bonus Severance Payment, COBRA Severance and/or Accelerated Vesting will be subject to your signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Separation Agreement”).  No Severance Payments, Bonus Severance Payment, COBRA Severance or Accelerated Vesting will be paid or provided until the Separation Agreement becomes effective.  You shall also resign from all positions and terminate any relationships as an employee, advisor, officer or director with the Company and any of its affiliates, each effective on the date of termination.

9.Definitions.

(a)Cause.  For purposes of this Agreement, “Cause” is defined as (i) your conviction of or plea of nolo contendere to any felony or any crime involving moral turpitude or dishonesty; (ii) your gross misconduct in the performance of your duties which is injurious to the Company; (iii) failure by you to substantially perform your material duties other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment; (iv) your material breach of any agreement between you and the Company concerning the terms and conditions of your employment with the Company; (v) your willful violation of a material Company employment policy (including, without limitation, any insider trading policy); or (vi) your willful commission of an act of fraud, breach of trust, or dishonesty including, without limitation, embezzlement, that results in material

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damage or harm to the business, financial condition, reputation or assets of the Company or any of its subsidiaries.  Grounds for Cause pursuant to clause (iii) of this section shall not be deemed to have occurred until Company has first provided you with written notice of the acts or omissions constituting the grounds for “Cause” under clause (iii) of this section and a cure period of thirty (30) days following the date of such notice.

(b)Change in Control.  For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events:

(i)Change in Ownership of the Company.  A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change in Control; or

(ii)Change in Ownership of a Substantial Portion of the Company’s Assets.  A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.  For purposes of this section, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For these purposes, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation; (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction; or (iii) it does not constitute a change of control event under Treasury Regulation 1.409A-3(i)(5)(v) or (vii).

(c)Good Reason.  For purposes of this Agreement, “Good Reason” means your resignation within thirty (30) days following the expiration of any Company cure period (discussed below) following the occurrence of one or more of

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the following, without your consent: (i) the assignment to you of any duties, or the reduction of your duties, either of which results in a material diminution of your authority, duties, or responsibilities with the Company in effect immediately prior to such assignment or reduction, or the removal of you from such position and responsibilities; (ii) a material reduction of your base salary except in connection with a general reduction in salary applicable to all of the Company’s executive officers other than in connection with or following a Change in Control; and (iii) any material breach by the Company of any material provision of this Agreement.  You will not resign for Good Reason without first providing the Company with written notice of the acts or omissions constituting the grounds for “Good Reason” within ninety (90) days of the initial existence of the grounds for “Good Reason” and a cure period of thirty (30) days following the date of such notice.

10.Section 409A.  It is intended that the Severance Payments, Bonus Severance Payment, COBRA Severance and Accelerated Vesting payable under this letter agreement satisfy, to the greatest extent possible, the exemptions from the application of Internal Revenue Code Section 409A provided under Treasury Regulations 1.409A 1(b) (4), 1.409A 1(b)(5) and 1.409A 1(b)(9), and this letter agreement will be construed to the greatest extent possible as consistent with those provisions.  For purposes of Code Section 409A (including, without limitation, for purposes of Treasury Regulation Section 1.409A 2(b)(2)(iii)), your right to receive installment payments under this agreement shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.  Notwithstanding any provision to the contrary in this agreement, if you are deemed by the Company at the time of your Separation from Service to be a “specified employee” for purposes of Code Section 409A(a)(2)(B)(i), to the extent delayed commencement of any portion of the severance benefits to which you are entitled under this agreement is required in order to avoid a prohibited distribution under Code Section 409A(a)(2)(B)(i), such portion of your benefits shall not be provided to you prior to the earlier of (i) the expiration of the six-month period measured from the date of your Separation from Service with the Company or (ii) the date of your death.  Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this paragraph shall be paid in a lump sum to you, and any remaining payments due under this agreement shall be paid as otherwise provided herein.

11.Parachute Payments.  In the event that the benefits provided for in this letter agreement or otherwise payable to you (i) constitute “parachute payments” within the meaning of Section 280G of the Code and (ii) but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits under this letter agreement or otherwise shall be payable either (a) in full, or (b) as to such lesser amount which would result in no portion of such benefits being subject to an excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local

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income taxes and the excise tax imposed by Section 4999, results in your receipt on an after-tax basis, of the greatest amount of benefits under this agreement or otherwise, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code.  Unless you and the Company otherwise agree in writing, any determination required under this section shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes.  For purposes of making the calculations required by this section, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  You and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this section as well as any costs incurred by you with the Accountants for tax planning under Sections 280G and 4999 of the Code.

12.Dispute Resolution.  To ensure the timely and economical resolution of disputes that may arise in connection with your employment with the Company, you and the Company agree that any and all disputes, claims, or causes of action arising from or relating to the enforcement, breach, performance, negotiation, execution, or interpretation of this Agreement, your employment, or the termination of your employment, including but not limited to statutory claims, will be resolved pursuant to the Federal Arbitration Act, 9 U.S.C. §1-16, and to the fullest extent permitted by law by final, binding and confidential arbitration, by a single arbitrator, in San Francisco, California, conducted by JAMS, Inc. (“JAMS”) under the then applicable JAMS rules (which can be found at the following web address: http://www.jamsadr.com/rulesclauses, and which will be provided to you on request).  By agreeing to this arbitration procedure, both you and the Company waive the right to resolve any such dispute through a trial by jury or judge or administrative proceeding.  The Company acknowledges that you will have the right to be represented by legal counsel at any arbitration proceeding.  The arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision, to include the arbitrator’s essential findings and conclusions and a statement of the award.  The arbitrator shall be authorized to award any or all remedies that you or the Company would be entitled to seek in a court of law.  The Company shall pay all JAMS’ arbitration fees in excess of the amount of court fees that would be required of you if the dispute were decided in a court of law.  Nothing in this letter agreement is intended to prevent either you or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.  Any awards or orders in such arbitrations may be entered and enforced as judgments in the federal and state courts of any competent jurisdiction.

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13.Proprietary Information and Inventions Agreement, Employee Policies and At-Will Employment.  You acknowledge that you have executed, and will continue to abide by, the Proprietary Information Agreement.  In addition, you will continue to comply with Calithera Biosciences’ employee handbook and other policies, as adopted and amended from time to time, which are incorporated into these terms.  Finally, this is an “at-will” employment relationship, which means that either you or the Company may terminate the relationship at any time, with or without cause or advance notice.  This at-will relationship may not be changed except in a written agreement executed by an authorized officer of Calithera Biosciences.

14.Acceptance of Terms of Employment.  The employment terms in this offer letter, together with your Proprietary Information Agreement, will constitute the complete, final, and exclusive embodiment of the entire agreement between you and Calithera Biosciences with respect to the terms and conditions of your continuing employment, and these terms supersede any other agreements or promises made to you by anyone, whether oral or written, prior to or contemporaneous with this offer letter, including the Prior Offer Letter.  Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by a duly authorized officer of the Company.  This letter agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law.  This letter agreement shall be construed and enforced in accordance with the laws of the State of California without regard to conflicts of law principles.  Any ambiguity in this letter agreement shall not be construed against either party as the drafter.  Any waiver of a breach of this letter agreement, or rights hereunder, shall be in writing and shall not be deemed to be a waiver of any successive breach or rights hereunder.  This letter agreement may be executed in counterparts which shall be deemed to be part of one original, and facsimile and electronic image copies of signatures shall be equivalent to original signatures.

Please sign and date this letter agreement if you wish to accept your continuing employment at Calithera Biosciences under the terms described above, and return one original to me by no later than April 27, 2016 (the second original is for your personal records).

We look forward to continuing our productive and enjoyable work relationship as we build a company and business together.

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Sincerely,

  /s/ Susan Molineaux

Susan Molineaux
President and CEO

Accepted by:

  /s/ Keith Orford
Keith Orford

4/27/2016
Date

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